Exhibit 10.35
EXHIBIT A
XCEL ENERGY INC.
2015 OMNIBUS INCENTIVE PLAN
AWARD AGREEMENT TERMS AND CONDITIONS
These Award Agreement Terms and Conditions (“Terms and Conditions”) comprise part of an Award Agreement evidencing an Award of Restricted Stock Units and/or an Award of Performance Share Units (collectively, “Units”) granted under the Xcel Energy Inc. 2015 Omnibus Incentive Plan (the “Plan”).
1.    Granting of Award. The Company has granted to you, subject to the terms and conditions in this Award Agreement and the Plan, an Award of the number of Restricted Stock Units and/or an Award of the number of Performance Share Units as specified in the Notice of Grant to which these Terms and Conditions are attached. The grant of such Award(s) is effective as of the applicable Grant Date set forth in the Notice of Grant. As used in these Terms and Conditions, the term “Award” refers to each Award described in the Notice of Grant, and includes additional Units credited with respect to that Award upon the deemed reinvestment of Dividend Equivalents, if any, that are credited in accordance with the Notice of Grant.
2.    Nature of Units and Shareholder Rights. The Units subject to the Award(s) will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for bookkeeping purposes only, with the Units simply representing an unfunded and unsecured obligation of the Company. The Units subject to the Award(s) may not be sold, assigned, transferred, pledged or otherwise encumbered by you, and do not entitle you to any rights as a shareholder of the Company.
3.    Termination of Service.
(a)    Upon your Termination of Service due to death during any Period of Restriction or Performance Period, as applicable, your unvested Award(s) (at target levels, if applicable), including any credited Dividend Equivalent Units, shall immediately vest one hundred percent (100%) and shall be paid as soon as administratively feasible in accordance with Section 5(b) hereof.
(b)    Upon your Termination of Service due to Disability during any Period of Restriction or Performance Period, as applicable, your unvested Award(s) (at target levels, if applicable), together with any credited dividend equivalent units, shall immediately vest one hundred percent (100%) and shall be paid to you (or your personal representative) as soon as administratively feasible in cash, shares or a combination thereof as provided in Section 5(a) hereof.
(c)    Except as may otherwise be provided in the Notice of Grant, upon a Termination of service due to your Retirement (as defined in the Notice of Grant or, if not defined there, as defined in any retirement plan of Xcel Energy in which you participate):
(i)any unvested Performance Share Unit Award will continue to be eligible to vest on the applicable Vesting Date in accordance with the terms of the applicable Performance Goal Annex if your Retirement occurs after the expiration of the applicable Performance Period but before the applicable Vesting Date; and

(ii)any unvested Restricted Stock Unit Award shall be forfeited on the date of your Retirement.

(d)    Upon your Termination of Service prior to the Vesting Date of an Award under any circumstances other than those set forth in Sections 3(a), (b) and (c) above, such unvested Award shall be forfeited on the date of such termination.
4.    Vesting of Awards.
(a)    Subject to Section 3 above, a Performance Share Unit Award shall vest only if, and to the extent, any one or more of the performance goals set forth in the Performance Goal Annex have been achieved during the applicable Performance Period and such performance is certified in writing by the Committee. If, and to the extent that, any one or more of the performance goals have not been achieved during the applicable Performance Period, your rights to the portion of the Award tied to such unachieved performance goal shall be immediately and irrevocably forfeited as of the last day of such Performance Period (unless previously forfeited pursuant to Section 3 above). The Committee shall determine, in its sole discretion, and certify in accordance with the requirements of Section 162(m) of the Code, whether and to what extent the performance goals have been satisfied as soon practicable after the completion of the applicable Performance Period (the date on which the Committee certifies the satisfaction of the performance goals set forth on the attached Performance Goal Annex shall be the “Vesting Date” for the applicable Performance Share Unit Award).
(b)    Subject to Section 3 above, a Restricted Stock Unit Award shall vest only if, and to the extent that, any one or more of the vesting conditions set forth in the Notice of Grant or, if applicable, in a Vesting Conditions Annex have been satisfied during the applicable Period of Restriction or Performance Period. If, and to the extent that, any one or more of the vesting conditions have not been satisfied during the applicable Period of Restriction or Performance Period, your rights to any portion of the Award tied to such unachieved vesting condition shall be immediately and irrevocably forfeited as of the applicable Vesting Date (unless previously forfeited pursuant to Section 3 above).
5.    Payment of Vested Awards.
(a)    Timing of payment. Unless and to the extent you have made an effective election to defer the settlement of the Award as provided in Section 5(c) below, as soon as administratively feasible following the Vesting Date, but in no event later than March 15th of the year following the calendar year in which the Performance Period or Period of Restriction, as applicable, expires, the Company shall cause to be paid to you in settlement of each Unit (including any credited Dividend Equivalent Units) comprising a vested Award, one Share or cash in an amount equal to the Fair Market Value as of the Vesting Date of one such Share (or a combination of cash and Shares with respect to the entire Award), the form of such payment to be as determined by the Committee or, in connection with a Performance Share Unit Award, according to your election made to the extent permitted and within the parameters determined by the Committee and set forth in the applicable Performance Goal Annex. Payments shall be made in a lump sum.
(b)    Payment upon Death. In the event of your death, amounts that otherwise would have become payable to you in accordance with Section 3(b) of these Terms and Conditions will be paid in cash, Shares or a combination thereof, to your designated beneficiary (if such beneficiary has been designated in writing in accordance with the Plan, and such writing has been delivered to the Company’s Executive Compensation department), or if no beneficiary is designated, in accordance with Article 19 of the Plan.
(c)    Deferral Election. If you are determined by the Committee in its sole discretion to be eligible, you may elect to defer to a later date the settlement of Awards that would otherwise occur as provided in Section 5(a), provided that any such election and deferral shall comply with the requirements of Section 409A of the Code.

6.    Changes in Capitalization of the Company. If there is any equity restructuring or other change in the Company’s corporate capitalization as described in Section 4.4(a) of the Plan, the Committee shall determine the appropriate adjustment, if any, to each Award as provided in Section 4.4 of the Plan.
7.    Change in Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control, the Award(s) specified in the Notice of Grant shall be dealt with as provided in Article 17 of the Plan. If the vesting of an Award is subject, in whole or in part, to the satisfaction of a performance condition, that Award shall be subject to Section 17(c) of the Plan and applicable performance conditions shall be deemed to have been satisfied as if target performance had been achieved in connection with the Change in Control.
8.    Recoupment; Cancellation.
(a)Xcel Energy may recover any cash or shares awarded under this Agreement, or proceeds from the sale of such shares, at any time, to the extent required by any rule of the SEC or any listing standard of the securities exchange upon which Xcel Energy’s stock is listed, including any rule or listing standard requiring recovery of incentive compensation in connection with an accounting restatement due to material noncompliance of Xcel Energy with any financial reporting requirement under the securities laws, which recovery shall be subject to the terms of any policy of Xcel Energy implementing such rule or listing standard. In addition, Xcel Energy may recover cash or shares awarded under these Terms and Conditions or the Agreement, or proceeds from the sale of such shares, from you if your are terminated from Xcel Energy for fraud or misconduct.
(b)Xcel Energy may recover any cash or shares awarded under this Agreement, or proceeds from the sale of such shares, for a period of 3 years following the Vesting Date of the Award or of a previously settled Award from you if you are employed by Xcel Energy at the time that the Committee, in its sole discretion, determines that (i) one or more Performance Goals used for determining the achievement of the Award or previously paid Award was miscalculated, (ii) if calculated correctly, there would have been a lower payment, and (iii) such overpayment is sufficiently material as to warrant recoupment. Xcel Energy may effectuate this provision by cancelling all or any part of this Award that has not been settled (and Shares delivered) including any associated dividend equivalent units.
(c)Xcel Energy may cancel all or any part of this Award that has not been settled (and Shares delivered) including any associated dividend equivalent units, if at any time subsequent to the grant date the Committee determines, in its sole discretion, that you engaged in fraud or misconduct that resulted in, or was reasonably likely to result in, a material adverse impact (whether financial, operational or reputational) to Xcel Energy or your business area or functional area.
This Section 8 applies to any and all outstanding Awards granted under this Plan or the Prior Plan (“Prior Awards”), and the Award Agreements evidencing all such Prior Awards have been amended to include such provisions and remedies contained in this Section 8 of this Agreement, which are in addition to and do not supersede any other remedies contained or referenced in the Award Agreements for such Prior Awards.
9.    Withholding. Xcel Energy may require you to remit to it, or may withhold from the settlement of an Award or from your other compensation, an amount sufficient to satisfy any applicable federal, state or local tax, employment, FICA or other mandated withholding requirements in regard to the Award(s) in the year or years the Award(s) become taxable to you. You may elect in accordance with the Plan to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares otherwise payable in settlement of an Award at the rate the Committee determines satisfies applicable withholding requirements of the Code. For this purpose, Awards will be valued using the Fair

Market Value of a Share as of the applicable withholding date. If no election is made, you will be deemed to have elected Shares to be withheld.

10.    Plan Incorporated by Reference; Electronic Delivery. The Award(s) specified in the Notice of Grant and this Award Agreement are subject in all respects to the terms and conditions of the Plan, which is controlling, and which shall be deemed incorporated into this Award Agreement. The Company, or a third party designated by the Company, may deliver to you by electronic means any documents related to your participation in the Plan. You acknowledge receipt of a copy of the Plan.

11.    No Right to Employment. Nothing in this Award Agreement shall limit the right of Xcel Energy to terminate your employment or other service with Xcel Energy as provided in Section 20.1 of the Plan.

12.    Restrictions on Transfer of Award. The Award may not be sold, assigned, transferred, pledged or otherwise encumbered by you prior to the Vesting Date.

13.    Section 409A of the Code. Notwithstanding anything to the contrary in this Award Agreement, with respect to any Award specified in the Notice of Grant that constitutes a deferral of compensation subject to Code Section 409A:

(i)    If any amount is payable under such Award upon a Termination of Service, a Termination of Service will be deemed to have occurred only at such time as you have experienced a “separation from service” as such term is defined for purposes of Code Section 409A.

(ii)    If any amount shall be payable with respect to such Award as a result of your “separation from service” at such time as you are a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after your separation from service or (ii) your death.

(iii)    If any amount shall be payable with respect to such Award as a result of a Change in Control, a Change in Control shall be deemed to have occurred only after giving effect to the final sentence of Section 2.8 of the Plan.

14.    Participant Acceptance. You shall signify acceptance of this Award Agreement, including, if applicable to you, that you will abide by the Xcel Energy Stock Ownership Policy, by signing in the space provided in the Award Agreement and returning a signed copy to the Company, or if available, by providing an electronic signature, within the time frames specified by the Company’s Executive Compensation department.

15.    Mandatory Binding Arbitration. You agree that any and all disputes related to the Award(s) including but not limited to, eligibility, vesting, distribution and payment, withholding, targets, effect of termination of employment or rights related to an amendment or termination of the Plan, will be subject to mandatory binding arbitration in Minneapolis, Minnesota before the American Arbitration Association. You agree that you will be responsible for bearing your share of the costs to arbitrate.

16.    Severability. Any provision of this Award Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17.    Securities Law Matters. The Company shall not be required to deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange), as may be determined by the Company to be applicable, are satisfied.

18.    Headings. Headings are given to sections and subsections of these Terms and Conditions and other portions of the Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof.

19.    Definitions.

(a)	The term “Committee” shall also include those persons to whom authority has been delegated under the Plan.